Exhibit 23.1


           Consent of Independent Registered Public Accounting Firm


GraphOn Corporation
Santa Cruz, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our reports dated February 23, 2004, relating to the consolidated financial statements and schedule of GraphOn Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Our reports on the consolidated financial statements and schedule contain an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose, California
September 29, 2004